Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2024 FIRST QUARTER NET SALES

Reaffirms 2024 Sales Guidance

New York, New York, April 24, 2024, Inter Parfums, Inc. (NASDAQ GS: IPAR) (“Inter Parfums” or the “Company”) today announced that for the three months ended March 31, 2024, net sales rose to $324 million, up 4% from $312 million, in the first quarter of 2023.

Net Sales: ($ in millions; data may not foot due to rounding)	Three Months Ended March 31,
	2024	2023	% Change
Total Inter Parfums, Inc.	$324	$312	4%
European based product sales	$231	$230	flat
United States based product sales	$96	$82	18%
Eliminations of intercompany sales	($3)	-	n/a

- The average dollar/euro exchange rate for the 2024 first quarter was 1.09 compared to 1.07 in the 2023 first quarter, leading to a positive 0.6% foreign exchange impact for the 2024 first quarter.

- Eliminations of intercompany sales relate to European based operations product sales to United States based operations.

Management Commentary:

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums, stated, “With ongoing momentum in the fragrance market and favorable initial shipments of Lacoste and Cavalli fragrances, we delivered another record in first quarter sales. Our net sales growth of 4% was expected, considering the 24% sales growth achieved in the same quarter of 2023. We are focused on optimizing the timing of our launches throughout 2024, aiming for a more balanced distribution compared to the heavy concentration of new fragrance launches in the first quarter of last year.

“Despite strong demand for our key brand lines and favorable initial shipments of Lacoste fragrances, our European based operations net sales were flat compared to the exceptional sales performance achieved by our established brands during the first quarter of 2023. Performance in Eastern Europe was adversely impacted by a very unfavorable comparison base, reflecting the particularly strong business recovery during the first quarter of 2023 (+66%), as well as sourcing constraints in certain countries which resulted in sales shifting from the first quarter into the second quarter of 2024.

“Of our three largest brands, Coach fragrance sales rose 5% in the quarter, building upon the 24% increase in the prior year period. As expected, Jimmy Choo and Montblanc saw declines in fragrance sales, following their impressive 63% and 28% growth rates during the same period last year, respectively.

“While Montblanc continues to capitalize on its ongoing momentum through the Explorer line and the launch of Montblanc Legend Blue in this quarter, the high base in 2023 led to a 5% decline. Similarly, Jimmy Choo declined 23% largely due to the I Want Choo Forever launch at the end of 2022 and the Rose Passion launch in the first quarter of 2023. A new extension of I Want Choo is planned for the second quarter of 2024.”

Mr. Madar continued, “For U.S. based operations, our 18% sales growth in the first quarter was primarily driven by Donna Karan/DKNY and GUESS, with comparable quarter sales growing 44% and 21%, respectively. The successful launch of Roberto Cavalli, in combination with the start of distribution of European based brands by our Italian subsidiary, contributed 9% growth.

“Donna Karan’s new four-scent Cashmere Collection performed exceedingly well and was strategically timed to coincide with the brand’s new luxury fashion campaign. Furthermore, GUESS fragrances had continued strong sales performance due to a combination of legacy scents and the debut of GUESS Iconic.

“After a successful Phase 1 distribution roll-out of the Abercrombie & Fitch Fierce fragrance, we launched Phase 2 in Europe, Mexico, and Australia during the quarter.

“While the global fragrance market is not growing as fast as in 2023, it remains healthy. The concentration of launches during the prior year period created a more challenging comparison for the first quarter of 2024, but we anticipate significant growth for the balance of the year with our strong pipeline of innovation across all key brands in our portfolio.”

Mr. Madar concluded, “We are confident in our dynamic market positioning and remain optimistic about our ability to continue to gain market share within this growing market; as such, we are reaffirming our 2024 net sales guidance of $1.45 billion.”

About Inter Parfums, Inc.:

Operating in the global fragrance business since 1982, Inter Parfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance-related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Inter Parfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2023, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Inter Parfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@equityny.com
www.interparfumsinc.com		www.theequitygroup.com